UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 25, 2025

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	000-23329	56-1928817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 Southport Drive
Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

(919) 468-0399

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, on June 24, 2025, Charles & Colvard, Ltd. (the “Company”) entered into a Convertible Secured Note Purchase Agreement (the “Note Purchase Agreement”) with Ethara Capital LLC (the “Holder”), a Delaware limited liability company. In connection with the Note Purchase Agreement, the Company issued a convertible secured note to the Holder for an aggregate total purchase price of $2.0 million, dated July 3, 2025 and due and payable on October 3, 2025. On November 25, 2025, the Company received a notice of default from the Holder asserting that an event of default by the Company had occurred due to the Company’s failure to pay the accreted principal amount and the accrued and unpaid interest on the maturity date of the Note (the “Event of Default”).

As a result of the Event of Default, the Holder contends that the interest rate of the Note increased from an annual rate equal to 5% to 9%, effective October 3, 2025. In addition, the Holder contends that it may, among other remedies, demand immediate full payment of all obligations owing under the Note, and the right to repossess and take other action with respect to any or all collateral, including the liquidation thereof pursuant to the security interest granted under the related Security Agreement. The Company has taken the matter under advisement with legal counsel.

The Company is considering the validity of the Event of Default, which is currently the subject of litigation in the North Carolina Business Court, and has opened discussions with the Holder of the Note. There can be no assurance that the Holder will agree to amend the Note or waive the Event of Default, or that the Note will otherwise be determined to be invalid or unenforceable.

Item 5.01	Changes in Control of Registrant.

The applicable information set forth in Item 5.07 of this Current Report on Form 8-K is incorporated by reference in this Item 5.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On November 26, 2025, the Company’s board of directors (the “Board”) accepted the resignation of Neal Goldman from the Board and purported withdrawal from consideration for re-election as a member of the Board, effective immediately. Mr. Goldman’s resignation was not due to any disagreement or matter relating to the Company’s operations, financials, policies, or practices.

Item 5.07	Submission of Matters to a Vote of Security Holders.

As previously disclosed, the Company held its Annual Meeting of Shareholders on October 13, 2025 (the “Annual Meeting”). The shareholders considered one proposal, to elect five nominees to the Board, as described in more detail in the Notice of Annual Meeting of Shareholders filed with the Securities and Exchange Commission on September 12, 2025. Due to the pending litigation filed against the Company and the members of the Board by Company shareholder Riverstyx Fund L.P. (“Riverstyx”) related to the Annual Meeting, the Company had been unable to present the results following the Annual Meeting.

On November 18, 2025, the North Carolina Business Court (the “Court”) issued a preliminary injunction ordering the certification of the results of the Annual Meeting, excluding the shares issued pursuant to the previously disclosed Note Conversion Agreement dated August 29, 2025, between the Company and Ethara Capital LLC. The results of the election were certified on November 26, 2025. The votes were cast as follows:

	For	Withheld
Ruten Bhanderi	520,135	1,096,007
Anne M. Butler	529,138	1,087,004
Benjamin Franklin	1,087,005	529,137
Neal I. Goldman	529,671	1,086,471
Michael R. Levin	1,086,471	529,671
Don O’Connell	529,671	1,086,471
Duc Pham	1,087,005	529,137
Lloyd M. Sems	1,086,471	529,671
James Tu	529,137	1,087,005

Based on the votes cast, Benjamin Franklin, Michael R. Levin, Duc Pham and Lloyd M. Sems were elected to the Board. The tie between Don O’Connell and Neal I. Goldman for the fifth seat on the Board created a vacancy on the Board, which the Board will fill at a future date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles & Colvard, Ltd.

December 5, 2025	By	/s/ Clint J. Pete
Clint J. Pete
Chief Financial Officer